UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2005

Globix Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-14168	13-3781263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

139 Centre Street, New York, New York	10013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 334-8500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K, Current Report

Globix Corporation

Commission File No. 001-14168

Item 1.01 Entry into Material Definitive Agreements.

On December 13, 2005, Globix Corporation (the “Company”) issued and sold $5 million in principal amount of its 9% senior secured notes due May 1, 2008. Interest on the notes is payable quarterly in arrears, beginning January 1, 2006. One percent of the proceeds of the notes was used to pay a one time origination fee to the note purchasers at closing. The remaining proceeds of the financing will be used for working capital and other general corporate purposes.

The notes are secured by a first priority security interest in domestic accounts receivable in the amount of 150% of the principal amount of the notes. Covenants and events of default under the notes are generally no more onerous than those contained in the indenture relating to the Company’s outstanding 11% senior notes, except that the new notes limit the incurrence of additional senior debt that might be permitted under the 11% senior notes. The new notes can be prepaid without penalty or premium at any time following 30 days notice.

Purchasers of the notes include: LC Capital Master Fund Ltd., an investment fund managed by an investment advisor with which one member of the Company’s Board of Directors, Steven Lampe, is affiliated; Karen Singer, the sister-in-law of another Board member, Steven Singer; and Metronome LPC 1, Inc., an affiliate of Loeb Partners Corp., which (together with its affiliates) is the beneficial owner of approximately 7.9% of the Company’s common stock. LC Capital Corp. Ltd. is the beneficial owner of approximately 10.9% of the Company’s common stock (including 462,462 shares that may be acquired upon conversion of the Company’s convertible preferred stock). Karen Singer is the sole trustee of the Singer Children’s Management Trust, which is the beneficial owner of approximately 8.3% of the Company’s common stock (including 699,099 shares that may be acquired on conversion of the preferred stock).  The principal amounts purchased by these holders are $1 million for LC Capital Master Fund Ltd., $1 million for Karen Singer and $1 million for Metronome. Steven Singer disclaims any beneficial ownership interest in the 9% notes. The transaction was approved by all of the disinterested members of the Company’s Board of Directors.

Prior to commencing discussions with the purchasers of the notes, the Company approached and made presentations to a number of unaffiliated financial institutions in its efforts to locate working capital financing. The Company believes that the terms of the 9% notes are significantly better than the terms of any written proposal received by it, based on the financial terms of the loan and associated transactional costs, as well as better prepayment and other operational terms.

Item 9.01 Financial Statements and Exhibits

Exhibit	Description
10.1	Form of Note Purchase Agreement, dated as of December 13, 2005, between Globix and various Purchasers named therein.
10.2	Form of Security Agreement, dated as of December 13, 2005, by and among Globix Corporation, certain Subsidiary Guarantors and Secured Parties named therein.
10.3	Form of Intercreditor Agreement, dated as of December 13, 2005, by and among HSBC Bank USA, National Association, certain Senior Noteholders named therein and Globix Corporation.
10.4	Form of Subsidiary Guaranty Agreement, dated as of December 13, 2005, entered into on a joint and several basis by the Subsidiaries of Globix Corporation named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2005	Globix Corporation

	By:	/s/ Gene M. Bauer
Name: Gene M. Bauer
Title: Vice President, General Counsel & Secretary